Exhibit 99.1

Hometown Auto Retailers Announces First Quarter 2006 Results

WATERBURY, Conn. - August 11, 2006 - Hometown Auto Retailers, Inc. (OTC BB: HCAR) today announced its financial results for the second quarter ended June 30, 2006.

Hometown reported revenues of $57.0 million in the second quarter of 2006 versus restated revenues of $65.4 million in the same period in 2005, a decrease of $8.4 million or 12.8 percent. Gross profit for the second quarter of 2006 decreased $686,000 or 7.3 percent to $8.7 million versus restated gross profit of $9.4 million in the same period in 2005.

Net income for the second quarter of 2006 was $298,000, generating basic and diluted income per share of $0.05 and $.04, respectively, versus restated net income of $873,000 and restated basic and diluted earnings per share of $0.14 and $0.13, respectively, for the same period in 2005.

Hometown reported revenues of $106.0 million for the first half of 2006 versus restated revenues of $127.2 million for the same period in 2005, a decrease of $21.2 million or 16.7 percent. Gross profit for the first half of 2006 decreased $2.0 million or 10.6 percent to $16.8 million versus restated gross profit of $18.8 million in the same period in 2005.

Net (loss) for the first half of 2006 was ($356,000), generating basic and diluted (loss) per share of ($0.05) versus restated net income of $1.2 million and basic and diluted earnings per share of $0.17 for the same period in 2005.

As previously disclosed, on February 9, 2006 Hometown completed the acquisition of a Nissan franchise. In conjunction with that transaction, Hometown completed several simultaneous financing transactions, including the pay-off of a financing that resulted in the payment of a $1.0 million yield maintenance fee (prepayment penalty). This fee was recorded as interest expense and is reflected in the first half 2006 results.

Results for the second quarter and first half of 2005 include $587,000 from a gain on the transfer of the Westwood Lincoln Mercury dealership resulting from the settlement of certain litigation matters.

Restatement Explanation

As previously disclosed, subsequent to fiscal year end December 31, 2005, Hometown concluded that the income from certain extended warranty and extended warranty reimbursement insurance policies generated in Connecticut was no longer required to be recognized over the period of the contract. Prior to July 1, 2003, Connecticut dealerships were considered to be “extended warranty providers” because they did not qualify for any of the exclusions applicable to the retail seller of the extended warranty. Effective July 1, 2003, the Connecticut law applicable to extended warranties was amended to provide that an “extended warranty provider” means a person who issues, makes, provides or offers to provide an extended warranty but that person must also be “contractually obligated to provide service under such extended warranty.” The administrator of the extended warranties sold by Hometown has confirmed that Hometown is not contractually obligated to provide service under the extended warranties that it sells.

Therefore Hometown is no longer liable as the “extended warranty provider” under the extended warranties that it sells. Hometown has therefore determined that it is no longer necessary to recognize the commissions that it receives from the sale of such extended warranties over the period of the warranty contract. Accordingly, financial statements for periods prior to 2005 were restated to reflect this change.

The effect of this restatement was to increase pre-tax income $64,000 and $113,000 for the three- and six- month periods ended June 30, 2005, respectively. The after tax effects was to increase net income by $39,000 and $68,000 for the three- and six-month periods ended June 30, 2005, respectively. The effect of these adjustments for the three months ended June 30, 2005 was to increase basic and diluted earnings per share by $0.01 and $0.00, respectively. The effect of these adjustments was to increase basic and diluted earnings per share by $0.01 for the six months ended June 30, 2005.

As part of a litigation settlement, Hometown’s operating results reflect the transfer of the Westwood Lincoln Mercury dealership during the second quarter of 2005 (ended June 30, 2005). This contributes to decreases in sales and gross profit for Hometown in 2006 versus restated 2005 results, while also generating a decrease in 2006 S,G&A expenses.

“The nearly $600,000 pre-tax gain from the sale/transfer of Westwood Lincoln Mercury last May combined with a nearly $700,000 reduction in gross profit due to lower sales has had a negative impact on this quarter’s results compared to the same period last year,” said Corey Shaker, president and chief executive officer of Hometown Auto Retailers. “We have had a slower start up that we had hoped at our new Nissan location, however, we know that in the long-term Nissan will be a better selling product than the franchise that previously occupied the Framingham location and therefore profits there will improve. Sales at our stores selling vehicles from domestic automakers continue to be challenged by market trends in the Northeast that seem to favor vehicles manufactured by foreign automakers, particularly those made by Toyota.”

Hometown sold 2,862 vehicles during the second quarter of 2006, 381 less than it sold in the same period in 2005 or a decrease of 11.7 percent. Hometown sold 5,228 vehicles during the first half of 2006, 882 less than it sold in the same period in 2005 or a decrease of 14.4 percent. Total vehicles sold (by category) are shown in the table below.

Year-Over-Year Comparison	For the three months ended June 30,		For the six months ended June 30
	2006	2005	2006	2005
New vehicle	1,387	1,540	2,436	2,977
Used vehicle - retail	710	757	1,433	1,494
Used vehicle - wholesale	765	946	1,359	1,639
Total units sold	2,862	3,243	5,228	6,110

Sales of new vehicles decreased $6.5 million or 16.0 percent to $34.1 million for the second quarter of 2006 versus $40.6 million in 2005. Used vehicle sales decreased $1.3 million or 7.7 percent to $15.6 million for the second quarter of 2006 versus $16.9 million in 2005. Parts and service revenues for the second quarter of 2006 decreased $594,000 or 10.1 percent to $5.3 million versus $5.9 million in 2005.

Other revenues (net) increased $67,000 or 3.5 percent to slightly more than $1.9 million for the second quarter of 2006 from slightly less than $1.9 million for the same period in 2005.

Gross profit for the second quarter of 2006 decreased $686,000 or 7.3 percent to $8.7 million versus restated gross profit of $9.4 million in same period in 2005.

Sales of new vehicles decreased $18.0 million or 22.9 percent to $60.7 million for the first half of 2006 versus $78.7 million in 2005. Used vehicle sales decreased $1.6 million or 4.9 percent to $30.9 million for the first half of 2006 versus $32.5 million in 2005. Parts and service revenues for the first half of 2006 decreased $1.6 million or 13.2 percent to $10.5 million from $12.1 million in 2005. Other revenues (net) decreased $40,000 or 1.0 percent to $3.9 million for the first half of 2006 versus $4.0 million for the same period in 2005.

Gross profit for the first half of 2006 decreased $2.0 million or 10.6 percent to $16.8 million versus restated gross profit of $18.8 million in the same period in 2005.

The operating results on a same store basis (all dealerships except the Westwood Lincoln Mercury dealership transferred during the second quarter of 2005, discussed above) follows.

Also, during the first quarter of 2006, Hometown replaced a Lincoln Mercury franchise at its Baystate Massachusetts dealership with a Nissan franchise that was acquired in February 2006. The results for this dealership are included in same store results for both periods.

On a same store basis, Hometown sold 2,862 vehicles during the second quarter of 2006, 237 less than it sold in the same period in 2005 or a decrease of 7.6 percent. On a same store basis, Hometown sold 5,228 vehicles during the first half of 2006, 533 less than it sold in the same period in 2005 or a decrease of 9.3 percent. Total vehicles sold (by category) on a same store basis are shown in the table below.

Same Store Basis Comparison	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
New vehicle	1,387	1,437	2,436	2,732
Used vehicle - retail	710	751	1,433	1,449
Used vehicle - wholesale	765	911	1,359	1,580
Total units sold	2,862	3,099	5,228	5,761

Sales of new vehicles decreased $2.6 million or 7.1 percent to $34.1 million for the second quarter of 2006 versus $36.7 million in 2005. Used vehicle sales decreased $942,000 or 5.7 percent to $15.6 million for the second quarter of 2006 versus $16.5 million in 2005. Parts and service revenues for the second quarter of 2006 decreased $105,000 or 1.9 percent to $5.3 million versus $5.4 million in 2005. Other revenues (net) increased $88,000 or 4.6 percent to slightly more than $1.9 million for the second quarter of 2006 from slightly less than $1.9 million for the same period in 2005.

Gross profit for the second quarter of 2006 decreased $158,000 or 1.8 percent to $8.7 million versus restated gross profit of $8.9 million in the same period in 2005.

Sales of new vehicles decreased $8.9 million or 12.8 percent to $60.7 million for the first half of 2006 versus $69.6 million in 2005. Used vehicle sales decreased $414,000 or 1.3 percent to $30.9 million for the first half of 2006 versus $31.3 million in 2005. Parts and service revenues for the first half of 2006 decreased $11,000 or 0.1 percent to $10.5 million from $10.6 million in 2005. Other revenues (net) increased $78,000 or 2.1 percent to $3.9 million for the first half of 2006 versus $3.8 million for the same period in 2005.

Gross profit for the first half of 2006 decreased $438,000 or 2.5 percent to $16.8 million versus restated gross profit of $17.2 million in the same period in 2005.

About Hometown
Hometown Auto Retailers (www.htauto.com) sells new and used cars and light trucks, provides maintenance and repair services, sells replacement parts and provides related financing, insurance and service contracts through nine franchised dealerships located in New Jersey, New York, Connecticut, Massachusetts and Vermont. The company’s dealerships offer ten American and Asian automotive brands, including Chevrolet, Chrysler, Dodge, Ford, Jeep, Lincoln, Mazda, Nissan, Mercury and Toyota.

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

HOMETOWN AUTO RETAILERS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30
	2006	2005	2006	2005
		(Restated)		(Restated)

Revenues
New vehicle sales	$34,141	$40,645	$60,697	$78,670
Used vehicle sales	15,598	16,921	30,859	32,481
Parts and service sales	5,315	5,909	10,548	12,065
Other, net	1,946	1,879	3,913	3,953

Total revenues	57,000	65,354	106,017	127,169

Cost of sales
New vehicle	31,766	37,911	56,527	73,503
Used vehicle	14,067	15,368	27,764	29,371
Parts and service	2,426	2,648	4,926	5,513

Total cost of sales	48,259	55,927	89,217	108,387

Gross profit	8,741	9,427	16,800	18,782

Selling, general and administrative expenses	7,272	7,699	14,509	15,708
Income from operations	1,469	1,728	2,291	3,074

Interest income	94	59	193	129
Interest (expense)	(1,070)	(924)	(3,069)	(1,844)
Other income	5	589	8	591
Other (expense)	-	-	(20)	-

Pre-tax income (loss)	498	1,452	(597)	1,950
Income tax provision (benefit)	200	579	(241)	780

Net income (loss)	$298	$873	$(356)	$1,170

Earnings (loss) per share, basic	$0.05	$0.14	$(0.05)	$0.17

Earnings (loss) per share, diluted	$0.04	$0.13	$(0.05)	$0.17

Weighted average shares outstanding, basic	6,489,389	6,449,389	6,489,389	6,766,185
Weighted average shares outstanding, diluted	6,646,534	6,584,446	6,489,389	6,895,987

HOMETOWN AUTO RETAILERS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

ASSETS	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)

Current Assets:
Cash and cash equivalents	$5,469	$6,453
Accounts receivable, net	4,498	4,330
Inventories, net	35,845	33,542
Prepaid expenses and other current assets	692	568
Deferred and prepaid income taxes	1,039	1,039

Total current assets	47,543	45,932

Property and equipment, net	12,808	13,035
Other assets	4,843	2,919

Total assets	$65,194	$61,886

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Floor plan notes payable - trade	$5,215	$6,697
Floor plan notes payable - non-trade	28,612	26,265
Accounts payable and accrued expenses	3,928	3,909
Current maturities of long-term debt and capital lease obligations	1,327	5,245
Deferred revenue	195	207

Total current liabilities	39,277	42,323

Long-term debt and capital lease obligations	14,639	7,884
Other long-term liabilities and deferred revenue	77	128

Total liabilities	53,993	50,335

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, Class A, $.001 par value, 12,000,000 shares authorized, 3,910,137 shares issued and outstanding	4	4
Common stock, Class B, $.001 par value, 3,760,000 shares authorized, 2,579,252 shares issued and outstanding	2	2
Additional paid-in capital	29,028	29,022
Accumulated deficit	(17,833)	(17,477)

Total stockholders' equity	11,201	11,551

Total liabilities and stockholders' equity	$65,194	$61,886